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                                                                    EXHIBIT 4(d)


                              THIRD AMENDMENT TO
                   REVOLVING CREDIT AND TERM LOAN AGREEMENT


        Third Amendment to Revolving Credit and Term Loan Agreement dated as of March 28, 1995, by and between IRVING TANNING COMPANY, a Delaware corporation with a place of business in Hartland, Maine (the "Borrower" or the "Debtor") and FLEET BANK OF MAINE, a Maine banking corporation with a place of business in Portland, Maine (the "Lender" or the "Bank").

        1. Reference to Loan Agreement: Background. Reference is made to the Revolving Credit and Term Loan Agreement dated as of April 5, 1994, by and between the Borrower as borrower and the Bank as lender, to the First Amendment to Revolving Credit and Term Loan Agreement dated as of September 15, 1994, between Borrower and Bank (the "First Amendment"), and to the Second Amendment to Revolving Credit and Term Loan Agreement dated as of November 23, 1994, between Borrower and Bank (the "Second Amendment"). The Revolving Credit and Term Loan Agreement, as the same may be amended from time to time, is hereinafter referred to as the "Loan Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement, except to the extent that such meanings may be amended hereby.
     The parties desire to increase the amount available to Debtor under the revolving credit facility described in the Loan Agreement, as amended by the First Amendment and by the Second Amendment, by a total of $5,000,000. The parties also desire to amend certain financial covenants described in the Loan


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Agreement, to make certain provisions for the payment of dividends by the
Debtor to its parent corporation, and to make certain provisions for lending by the Debtor to its affiliates, Kroy Tanning Company, Incorporated and Seagrave Leather Corporation. To effectuate the foregoing, the parties hereto hereby agree to amend the Loan Agreement, effective as of the date hereof, as follows:

        2. Amendments to Loan Aareement.

        (a) Section 2.1 of the Loan Agreement, as amended by the First Amendment and by the Second Amendment, is hereby further amended by deleting the same in its entirety and substituting therefor the following:

            2.1 Establishment of Credit. Subject to the terms of this Agreement, Lender agrees to make advances to Borrower from time to time hereunder up to an amount not to exceed in the aggregate Eleven Million Dollars ($11,000,000). Borrower may borrow in full or in part, repay in full or in part, and reborrow amounts under this revolving credit facility in accordance with the terms of this Agreement, provided that in no event shall the amount outstanding hereunder at any one time exceed Eleven Million Dollars ($11,000,000). Lender shall make advances permitted hereunder from time to time upon Lender's receipt of a request by a duly authorized officer or representative of Borrower. Each such request shall be in such form as the Lender may require but shall include the amount of the advance; the interest rate option selected for such advance; and the Fixed Rate Interest Period for such advance, if applicable. The Borrower requests and authorizes Lender to credit the amount of any advance so requested by Borrower directly to Borrower's account with Lender.

        (b) Section 2 of the Loan Agreement is hereby amended by adding the following paragraph:

            2.6 Advances by Borrower to Affiliates. Upon notice from
        Borrower to Bank, Borrower may advance proceeds received by Borrower from Bank hereunder to Kroy Tanning Company, Incorporated, an affiliate of Borrower duly organized and existing under the laws of the State of Delaware ("Kroy") and/or to Seagrave Leather Corporation, an


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        affiliate of Borrower duly organized and existing under the laws of the
        State of Maine ("Seagrave"), provided that the amount of such advances to Kroy and/or Seagrave of loan proceeds from the Bank shall not exceed in the aggregate Three Million Five Hundred Thousand Dollars ($3,500,000). The parties contemplate that Kroy and Seagrave may borrow a portion of such Bank loan proceeds from Borrower in full or in part, repay in full or in part, and reborrow amounts advanced by Bank to Borrower pursuant to this section, provided that in no event shall the amount of intercompany indebtedness related to advances by Bank to Borrower at any one time exceed $3,500,000. Borrower hereby grants to Bank a security interest in the obligations of Kroy and Seagrave to Borrower resulting from advances by Borrower of loan proceeds from the Bank hereunder. If such obligations of Kroy and/or Seagrave to the Borrower resulting from advances by Bank to Borrower become evidenced by a note or notes, Borrower agrees to deliver such evidence of indebtedness to Bank upon request, together with an assignment of the same in such form as the Bank may require. Borrower warrants and covenants to the Bank that upon request of Bank it will promptly execute and deliver to Bank such financing statements, assignments, endorsements, security agreements, certificates and other documents or instruments as may be necessary to enable the Bank to perfect or from time to time renew the security interest granted hereby.

        (c) Section 6 of the Loan Agreement is hereby amended by adding the following paragraph:

             6.4 Dividends to Parent Company. The Borrower will not pay any dividends to Vista unless (a) Borrower has reported a net profit in its most recent fiscal year of at least $1,000,000; (b) Borrower is in compliance with all of the terms and conditions of this Agreement, including but not limited to the Minimum Tangible Net Worth covenant contained in section 7.1 hereof; (c) the payment of such dividend will not cause Borrower's Tangible Net Worth to fall below $15,000,000; and
        (d) Borrower has given Bank thirty (30) days prior written notice of its intention to declare dividends.

             6.5 Advances to Affiliates. The Borrower will not advance or loan to Kroy and/or Seagrave, pursuant to Section 2.6 of this Agreement, an amount exceeding in the aggregate $3,500,000. The Borrower may advance or loan to Kroy and/or Seagrave an additional $3,500,000 from proceeds of loans to Borrower from other lenders.



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        (d) Section 7.1 of the Loan Agreement is hereby amended by deleting the same in its entirety and substituting therefor the following:

            7.1 Minimum Tangible Net Worth. The Borrower shall maintain a minimum Tangible Net Worth of at least $13 million from the date hereof through December 31, 1994 and thereafter Borrower's Tangible Net Worth shall increase to $18 million for the year ending 1995; $19 million for the year ending 1996; and $20 million for the year ending 1997 and thereafter. Compliance with this covenant will be measured annually upon review of the year-end audited financial statements. For purposes of determining compliance with this covenant, Borrower's Tangible Net Worth is defined so as to include the amount of dividends paid during the term of this Agreement which are made in compliance with Section
        6.4 of this Agreement such that the amount of such dividend(s) shall be added back in any determination of Borrower's Tangible Net Worth.

        (e) Section 8.1 of the Loan Agreement is hereby amended by adding the following subparagraph:

                (g) The Bank shall have received notice in writing from Kroy or Seagrave that it has revoked its guaranty of the Borrower's obligations to Bank under the Demand Note or under documents or documentation relating thereto, including any and all amendments or modifications thereto, substitutions therefor, and renewals, extensions and rearrangements thereof;

        3. No Default. The Debtor hereby represents and warrants to the Bank that all of the conditions to lending specified in the Loan Agreement have been satisfied in all respects as of the date hereof. Without limiting the generality of the foregoing, the Debtor hereby confirms that the representations and warranties contained in the Loan Agreement are true upon and as of the date hereof as if made on such date; that Debtor is in compliance in all respects with all of the terms and provisions of the Loan Agreement and the other Loan Documents; and that after giving effect to this amendment, no event of default specified in the Loan Agreement or any event which with the



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giving of notice, the passage of time or both would constitute an event of default shall have occurred.
     4. Miscellaneous. (a) The Debtor hereby acknowledges, agrees and confirms that the revolving credit loans, as amended by the First Amendment, the Second Amendment and by the terms hereof, constitute "Loans" and "obligations" for purposes of the Loan Agreement.
        (b) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.
        (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
        (d) Debtor hereby represents and warrants that this Third Amendment Agreement has been executed and delivered by duly authorized officers of the Debtor and acknowledges and agrees that it will execute and deliver such additional amendments,




                    [The next page is the signature page.]



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agreements and documents as the Bank may reasonably require to confirm the foregoing.

WITNESS                            FLEET BANK OF MAINE

Shelly M. Pray                     By: Raymond T. Kelly, Jr.
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                                   Its: Vice President
                                       -------------------------

                                   IRVING TANNING COMPANY

Linda S. Archer                    By: Robert M. Jones
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                                   Its: Vice President/Treasurer
                                       -------------------------


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